                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   _________________________________________
                                   SCHEDULE
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)/1/

                             COASTCAST CORPORATION
                              __________________
                               (Name of Issuer)

                          Common Stock, no par value
                        ______________________________
                        (Title of Class of Securities)

                                   19057T108
                                _______________
                                 (CUSIP Number)


                                October 6, 1999
            _______________________________________________________
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)



/1/*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  SCHEDULE
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                   13G                Page 2 of 10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Formula Fund Management LLC (Tax ID: 13-3932981)
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          347,889
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          347,889
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      347,889
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.42%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  SCHEDULE
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                   13G                Page 3 of 10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Billy D. Dobbs, Jr.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          347,889
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          347,889
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      347,889
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.42%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  SCHEDULE
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                   13G                Page 4 of 10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Formula Fund LLC
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          265,715
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          265,715
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      265,715
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.37%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  SCHEDULE
-----------------------                                  ---------------------
  CUSIP NO. 19057T108                   13G                Page 5 of 10 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Formula Offshore Investment Fund
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]


------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          82,274
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          82,274
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      82,274
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.04%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)   Name of Issuer:

            Coastcast Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

            345 East Victoria Street, Rancho Dominguez, CA 90221

Item 2(a)   Name of Person Filing:

            This statement is filed by:

            (i) Formula Fund Management LLC, a Delaware limited liability company, with respect to the shares owned directly by Formula Fund LLC and Formula Offshore Investment Fund;

            (ii) Billy D. Dobbs, Jr., as managing member of Formula Fund Management LLC, with respect to the shares owned directly by Formula Fund LLC and Formula Offshore Investment Fund; Mr. Dobbs disclaims beneficial ownership of the shares indirectly owned by Formula Fund Management LLC;

            (iii) Formula Fund LLC, a Delaware limited liability company, with respect to the shares directly owned by it; and

            (iv) Formula Offshore Investment Fund, a Cayman Island limited company, with respect to the shares directly owned by it.

            The foregoing persons are hereinafter referred to as the "Reporting Persons."

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            The address of each of the Reporting Persons is 153 E. 53rd Street, 48th Floor, New York, NY 10022.

Item 2(c)   Citizenship:

            Formula Fund Management LLC and Formula Fund LLC are limited liability companies organized under the laws of the State of Delaware. Formula Offshore Investment Fund is a limited company organized under the laws of the Cayman Islands. Mr. Dobbs, the managing member of Formula Fund Management LLC, is a United States citizen.

Item 2(d)   Title of Class of Securities:

            Common Stock, no par value

Item 2(e)   CUSIP Number:

            19057T108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            Not applicable, this statement is filed pursuant to 13d-1(c).

Item 4 Ownership:

            A.   Formula Fund Management LLC

                 (a)   Amount beneficially owned:  347,889

                 (b) Percent of class: 4.42%. The percentages used herein and in the rest of Item 4 are calculated based upon the 7,875,171 shares of Common Stock issued and outstanding as of October 25, 1999 as reflected in the Company's Form 10-Q for the period ending September 30, 1999.

                 (c)   (i)   Sole power to vote or direct the vote:  0

                       (ii)  Shared power to vote or direct the vote:  347,889

                       (iii) Sole power to dispose or direct the disposition:  0

                       (iv)  Shared power to dispose or direct the disposition:
                             347,889

            B.   Billy D. Dobbs, Jr.

                 (a)   Amount beneficially owned:  347,889

                 (b)   Percent of class:  4.42%

                 (c)   (i)    Sole power to vote or direct the vote:  0

                       (ii)   Shared power to vote or direct the vote:  347,889

                       (iii)  Sole power to dispose or direct the disposition:
                                      0

                       (iv)   Shared power to dispose or direct the disposition:
                                347,889

            C.   Formula Fund LLC

                 (a)   Amount beneficially owned:  265,715

                 (b)   Percent of class:  3.37%

                 (c)   (i)   Sole power to vote or direct the vote:  0

                       (ii)  Shared power to vote or direct the vote:  265,715

                       (iii) Sole power to dispose or direct the disposition:  0

                       (iv)  Shared power to dispose or direct the disposition:
                               265,715

            D.   Formula Offshore Investment Fund

                 (a)   Amount beneficially owned:  82,274

                 (b)   Percent of class:  1.04%

                 (c)   (i)   Sole power to vote or direct the vote:  0

                       (ii)  Shared power to vote or direct the vote:  82,274

                       (iii) Sole power to dispose or direct the disposition:  0

                       (iv)  Shared power to dispose or direct the disposition:
                               82,274

Item 5.     Ownership of Five Percent or Less of a Class.

            This statement is being filed to report the fact that, as of the date of this report, each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Formula Fund Management LLC as the managing member of each Formula Fund LLC and Formula Offshore Investment Fund has the power to direct the affairs of Formula Fund LLC and Formula Offshore Investment Fund, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Dobbs is the managing member of Formula Fund Management LLC, and in that capacity directs all of its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Each of the Reporting Persons hereby makes the following certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 15, 1999            FORMULA FUND MANAGEMENT
                                     BILLY D. DOBBS, JR.
                                     FORMULA FUND LLC
                                     FORMULA OFFSHORE INVESTMENT FUND



                                     By: /s/ BILLY D. DOBBS, JR.
                                        ---------------------------------------
                                     Billy D. Dobbs, Jr., individually, and as
                                     managing member of Formula Fund
                                     Management LLC, managing member of Formula
                                     Fund LLC and Formula Offshore Investment
                                     Fund